UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2014 (October 1, 2014)

American Realty Capital – Retail Centers of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

000-55198	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Southroads Power Center
On October 1, 2014, the due diligence period expired relating to the potential acquisition by American Realty Capital – Retail Centers of America, Inc. (the "Company") of Southroads Shopping Center, a power center located in Tulsa, Oklahoma ("Southroads"). Such due diligence review and the respective deposit were conditions to the closing of the acquisition, pursuant to the purchase and sale agreement, dated August 19, 2014, as amended, which included other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by Southroads, L.L.C. (the "Seller"). The Seller does not have a material relationship with the Company and the acquisition will not be an affiliated transaction. Although the Company believes that the acquisition of Southroads is probable, there can be no assurance that the acquisition will be consummated.
Southroads contains approximately 429,000 rentable square feet and is 93% leased to 18 tenants. Four tenants, Associated Wholesale Grocers, AMC (NYSE: AMC), Sports Authority and Ross Dress for Less (NASDAQ: ROST) represent approximately 53% of the annualized rental income of Southroads.
The lease to Associated Wholesale Grocers contains approximately 75,000 rentable square feet. The lease commenced in August 1998, has a 20-year term and expires in August 2018. The lease contains no additional rental escalations. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.6 million.
The lease to AMC contains approximately 74,000 rentable square feet. The lease commenced in January 2013, has a 13-year term and expires in December 2025. The lease contains rental escalations of 3.6% in 2017 and 6.0% in 2022. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $1.0 million.
The lease to Sports Authority contains approximately 59,000 rentable square feet. The lease commenced in November 1997, has a 20-year term and expires in January 2018. The lease contains no additional rental escalations. The lease contains three renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.4 million.
The lease to Ross Dress for Less, which carries an investment grade credit rating by a major credit rating agency, contains approximately 30,000 rentable square feet. The lease commenced in July 1998, has a 21-year term and expires in January 2019. The lease contains no additional rental escalations. The lease contains two renewal options of five years each.The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is approximately $0.4 million.
The contract purchase price of Southroads is approximately $57.5 million, exclusive of closing costs. The Company intends to fund approximately 50% of the purchase price with proceeds from the Company's ongoing initial public offering and the remainder through financing on Southroads. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

October 7, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors